Exhibit 99. (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 10, 2011, and the related Letter of Transmittal and any amendments or supplements thereto. In reliance on Rule 14d-10(b)(2) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

FAMILY BENEFIT LIFE INSURANCE COMPANY

at

$11.05 Net Per Share in Cash

by

TRINITY LIFE INSURANCE COMPANY,
a wholly-owned subsidiary of
FIRST TRINITY FINANCIAL CORPORATION

        Trinity Life Insurance Company, an Oklahoma corporation ("Purchaser") and a wholly-owned subsidiary of First Trinity Financial Corporation, an Oklahoma corporation ("Parent"), offers to purchase for cash all outstanding shares of common stock, $1.00 par value ("Shares"), of Family Benefit Life Insurance Company, a Missouri corporation (the "Company"), at a price of $11.05 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 10, 2011 (as may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to Bank of Oklahoma, NA (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, JEFFERSON CITY TIME, ON THE NIGHT OF FRIDAY, DECEMBER 9, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made to acquire all outstanding Shares.  Purchaser is acquiring the Shares to exercise control over the Company.

        The Offer is not subject to a financing condition; however, the Offer is subject to a minimum tender condition (the "Minimum Condition"). For the Minimum Condition to be satisfied, the sum of (a) the Shares validly tendered and not properly withdrawn in the Offer and (b) the Shares already owned by Purchaser must exceed 50% of the Shares issued and outstanding on the expiration date of the Offer.  Based on information provided by the Company as of September 30, 2011, and assuming no additional Shares are issued after that date, 242,440 Shares must be tendered in the Offer in order to satisfy the Minimum Condition.

        The board of directors of the Company has unanimously (i) determined that the Offer is advisable, fair to and in the best interests of the Company and the shareholders of the Company, and (ii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer.

        The Purchaser will extend the Offer for successive periods of up to ten business days each if, at any scheduled expiration date, any of the conditions to the Offer has not been satisfied or waived by Purchaser in its sole discretion.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, Jefferson City, Missouri time, on the next business day after the previously scheduled expiration of the Offer.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

        In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates representing such Shares pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal. If a tendering shareholder cannot comply in a timely manner with the foregoing procedures for tendering Shares, such shareholder may be able to tender the Shares to Purchaser by following the procedures for guaranteed delivery, as more fully described in the Offer to Purchase.

        Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer and, if not theretofore accepted for payment, at any time after 60 days from today. For a withdrawal of Shares to be effective, the Depositary must receive at the address set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

        Tendering Shares in the Offer does not affect a holder's ownership of the Shares until Purchaser accepts the tendered Shares for payment of the Offer Price after the expiration of the Offer.

        The receipt of cash as payment for the Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain U.S. federal income tax consequences of the Offer, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the tax consequences of the Offer as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

For Missouri residents, the offer is subject to the satisfaction of the preconditions included in the regulations under the Missouri Takeover Bid Disclosure Act.

        The Company has provided to Purchaser its list of shareholders for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list.

        Questions and requests for assistance may be directed to the Purchaser at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Purchaser at the address below.  Such copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.

The Purchaser is:

Trinity Life Insurance Company
7633 E. 63rd Place
Suite 230
Tulsa, Oklahoma  74133
(918) 249-2438

November 10, 2011

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